As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SL GREEN REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland	13-3956775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Third Amended and Restated 2005 Stock Option and Incentive Plan

(Full title of the plan)

Marc Holliday
SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170
(Name and address of agent for service)

(212) 594-2700
(Telephone number, including area code, of agent for service)

Copy to:

Alan C. Myers, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.01	3,000,000	$86.71	$260,137,500	$35,483

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)         Represents an additional 3,000,000 shares of common stock, par value $0.01 per share, of the Registrant issuable under the Third Amended and Restated 2005 Stock Option and Incentive Plan (the “Plan”).  The Registrant previously filed (a) a Registration Statement on Form S-8 (No. 333-143721) with respect to a total of 5,000,000 shares issuable under the Registrant’s Amended and Restated 2005 Stock Option and Incentive Plan and (b) a Registration Statement on Form S-8 (No. 333-127014) with respect to a total of 4,375,000 shares issuable under the Registrant’s 2005 Stock Option and Incentive Plan.

(3)         Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee.  The price of $86.71 per share represents the average of the high and low prices reported for the underlying securities as of June 12, 2013.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”) and Rule 428(b)(1), the information specified in Part I of Form S-8 has been omitted from this Registration Statement.  This Registration Statement on Form S-8 of SL Green Realty Corp. (the “Company”) is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional 3,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued pursuant to the Third Amended and Restated 2005 Stock Option and Incentive Plan (the “Third Amended 2005 Plan”).  The contents of (a) the Registration Statement on Form S-8 (No. 333-143721), under which 5,000,000 shares of Common Stock were registered for issuance under the Amended and Restated 2005 Stock Option and Incentive and (b) the Registration Statement on Form S-8 (No. 333-127014), under which 4,375,000 shares of Common Stock were registered for issuance under the 2005 Stock Option and Incentive Plan, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company previously filed with the Commission are incorporated by reference in this Registration Statement:

(a)                                 Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)                                 Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013;

(c)                                  Current Reports on Form 8-K, dated April 24, 2013 (Item 8.01), May 10, 2013 and May 21, 2013;

(d)                                 Definitive Proxy Statement on Schedule 14A, dated April 26, 2013;

(e)                                  Definitive Additional Materials on Schedule 14A, dated April 26, 2013; and

(f)                                   The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on July 21, 1997.

In addition, any and all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.  Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action.  The Company’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director or an officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The bylaws of the Company obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.  The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless ordered by a court and then only for expenses.  In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of the Company’s executive officers and directors.  The indemnification agreements require, among other matters, that the Company indemnify the Company’s executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.  Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company’s directors’ and officers’ liability insurance.  Although indemnification agreements offer substantially the same scope of coverage afforded by the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Item 8. Exhibits.

A list of exhibits filed as part of this Registration Statement on Form S-8 is included in the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

a)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b)             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d)             That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e)              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 14th day of June, 2013.

SL Green Realty Corp.

By:	/s/ James Mead
Name:	James Mead
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Marc Holliday and James Mead and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on June 14, 2013 by the following persons in the respective capacities indicated below.  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marc Holliday	Chief Executive Officer and Director (Principal	June 14, 2013
Marc Holliday	Executive Officer)

/s/ Stephen L. Green	Chairman of the Board of Directors	June 14, 2013
Stephen L. Green

/s/ John H. Alschuler, Jr.	Director	June 14, 2013
John H. Alschuler, Jr.

/s/ Edwin Thomas Burton, III	Director	June 14, 2013
Edwin Thomas Burton, III

/s/ Craig M. Hatkoff	Director	June 14, 2013
Craig M. Hatkoff

/s/ John S. Levy	Director	June 14, 2013
John S. Levy

/s/ James Mead	Chief Financial Officer (Principal Financial Officer	June 14, 2013
James Mead	and Principal Accounting Officer)

INDEX OF EXHIBITS

Exhibit Numbering	Description

4.1	Articles of Amendment and Restatement, incorporated by reference to the Company’s Form 8-K, dated May 24, 2007, filed with the SEC on May 30, 2007.

4.2

Certificate of Correction to Articles of Amendment and Restatement, incorporated by reference to Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009.

4.3

Articles Supplementary Electing that SL Green Realty Corp. be Subject to Maryland General Corporations Law Section 3-804(c), incorporated by reference to the Company’s Form 8-K, dated September 16, 2009, filed with the SEC on September 16, 2009.

4.4

Articles Supplementary reclassifying and designating an additional 5,400,000 shares of preferred stock as 7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share, incorporated by reference to the Company’s Form 8-K, dated January 20, 2010, filed with the SEC on January 20, 2010.

4.5

Articles Supplementary reclassifying 4,600,000 shares of 8.0% Series A Convertible Cumulative Preferred Stock, 1,300,000 shares of Series B Junior Participating Preferred Stock and 4,000,000 shares of 7.875% Series D Cumulative Redeemable Preferred Stock into authorized preferred stock without further designation, incorporated by reference to the Company’s Form 8-K, dated August 7, 2012, filed with the SEC on August 9, 2012.

4.6

Articles Supplementary classifying and designating 9,200,000 shares of the Company’s 6.50% Series I Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share, incorporated by reference to the Company’s Form 8-K, dated August 7, 2012, filed with the SEC on August 9, 2012.

4.7	Second Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Form 8-K, dated December 12, 2007, filed with the SEC on December 14, 2007.

4.8	Amendment No. 1 to the Second Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Form 8-K, dated March 13, 2009, filed with the SEC on March 13, 2009.

4.9	Amendment No. 2 to the Second Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Form 8-K, dated September 16, 2009, filed with the SEC on September 16, 2009.

4.10	Amendment No. 3 to the Second Amended and Restated Bylaws of the Company, incorporated by reference to the Company’s Form 8-K, dated December 12, 2012, filed with the SEC on December 17, 2012.

5.1*	Opinion of Ballard Spahr LLP.

10.1*	SL Green Realty Corp. Third Amended and Restated 2005 Stock Option and Incentive Plan.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

* Filed herewith.